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                 Subsidiaries of Asset Acceptance Capital Corp.




NAME                                         JURISDICTION
----                                         ------------

AAC Investors, Inc.*                         Virginia

Asset Acceptance Holdings LLC                Delaware

Asset Acceptance, LLC                        Delaware

CFC Financial, LLC                           Delaware

Consumer Credit, LLC                         Delaware

Financial Credit, LLC                        Delaware

Med-Fi Acceptance, LLC                       Delaware

RBR Holding Corp.*                           Nevada









* AAC Investors, Inc. and RBR Holding Corp. will become subsidiaries of Asset Acceptance Capital Corp. upon the effectiveness of the Reorganization.